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                                                                       Exhibit 3



                              OPINION OF COUNSEL

                                     AS TO

                          SECURITIES BEING REGISTERED
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[LOGO OF CHUBB LIFE AMERICA APPEARS HERE]
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One Granite Place, P.O. Box 51.5, Concord, NH 03302. (603) 226-5000



May 18, 1994



Chubb Life Insurance Company of America
One Granite Place
Concord, New Hampshire 03301


Gentlemen:

This opinion is furnished in connection with the filing by Chubb Life Insurance Company of America ("Chubb Life") of Pre-Effective Amendment No. 1 to its Registration Statement on Form 5-6 under the Securities Act of 1933 (the "Act") of interests in Chubb Separate Account C (the "Separate Account") under its variable life insurance policies (the "Policies"). This opinion covers both the individual flexible premium variable life insurance policy and the survivorship flexible premium variable life insurance policy.

I am familiar with the terms of the Policies and the Pre-Effective Amendment No. 1 to the Registration Statement and the Exhibits thereto. I have also examined all such corporate records of Chubb Life and such other documents and laws as I considered appropriate as a basis for the opinion hereinafter expressed. On the basis of such examination, it is my opinion that:

1. Chubb Life is a corporation duly organized and validly existing under the laws of the State of New Hampshire.

2. The Separate Account is a separate account of Chubb Life validly existing pursuant to the New Hampshire Insurance Code and the regulations issued thereunder, under which income, gains and losses, whether or not realized, from assets allocated to the Separate Account, are, in accordance with the Policies, credited to or charged against the Separate Account without regard to other income, gains or losses of Chubb Life.

3. Assets allocated to the Separate Account will be owned by Chubb Life; Chubb Life is not a trustee with respect thereto. The Policies provide that the portion of the assets of the Separate Account equal to the reserves and other Policy liabilities with respect to the Separate Account will not be chargeable with liabilities arising out of any other business Chubb Life may conduct. Chubb Life reserves the right to transfer assets of the Separate Account in excess of such reserves and other Policy liabilities to the general account of Chubb Life.



                    Chubb LifeAmerica Is the servicemark of
Chubb Life Insurance Company of America - The Colonial Life Insurance Company of
                                    America
                 Sovereign Life Insurance Company of California
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Chubb Life Insurance Company of America
May 18, 1994
Page Two


4. The Policies (including any units duly credited thereunder) have been duly authorized by Chubb Life and, when issued and sold in jurisdictions that have approved the policy form for sale in accordance with the insurance law of that jurisdiction, each of the Policies (including any such units) will constitute validly issued and binding obligations of Chubb Life in accordance with its terms. Purchasers of the Policies are subject only to the deductions, charges and fees set forth in the Prospectus.

I hereby consent to the filing of this opinion as an Exhibit to the Pre-Effective Amendment No. 1 to the Registration Statement of the Separate Account filed under the Act.

Sincerely,

/s/ Shari J. Lease
Shari J. Lease
Assistant Vice President
  and Associate Counsel